Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Fourth-Quarter and Full Year 2011 Results

Summary
2011 was by far our most profitable year and a year of record revenues. Revenue of $54.0B was up 24% from a year ago and our second year in a row with our business growing greater than 20%. Our PC Client Group grew 17% from a year ago on continued strength in emerging markets as rising incomes increased the affordability of personal computers and on strength from the enterprise market segment. The server market segment was particularly strong with our Data Center Group growing 17% year over year, as the explosion of devices that compute and connect to the internet drove the build out of the cloud infrastructure. The strength of our product portfolio drove a richer mix of products resulting in an increase in average selling prices in our client and server businesses. In addition, we closed on the acquisitions of McAfee, Inc and the Infineon wireless division in 2011 which contributed to our growth. Gross margin for the year was 62.5%, at the top end of our historical gross margin range for the 2nd year in a row. Spending as a percent of revenue was approximately flat to 2010 at 29.7%. Operating profit of $17.5B was 32.4% of revenue, and up 12% year over year. Net income was $12.9B with earnings per share growing to $2.39, up 19% from a year ago. On a Non-GAAP basis, after excluding acquisition related impacts, earnings per share grew 25% from a year ago.

Fourth quarter revenue of $13.9B was up 21% year over year.  Revenue in the fourth quarter was negatively impacted by the floods in Thailand and the resulting hard disk drive supply shortages. As a result of the hard disk drive shortages we saw a reduction of orders for microprocessors as customers reduced inventories across the supply chain.  Despite this reduction in inventory levels, it is our belief that the shortage did not impact actual sales of personal computers in the fourth quarter with demand trends playing out as expected. Gross margin improved to 64.5% from the third quarter with lower factory start up costs as we ramped production and qualified for sale our next generation product Ivy Bridge, our first product on 22nm process technology, and lower unit costs. Operating income of $4.6B was 33% of revenue and up 14% from a year ago. Net Income of $3.4B and earnings per share of $0.64 were up 6% and 14% respectively from a year ago.  On a Non-GAAP basis earnings per share grew 21% from a year ago.

As a result of the acquisitions of McAfee, Inc. and the Infineon wireless division in the first quarter of 2011, we will continue to provide Non-GAAP financial information in addition to GAAP to provide additional visibility into operational results of the company. Excluding the impacts of deferred revenue write-down and associated costs, amortization of acquisition-related intangibles, other acquisition related accounting impacts, and the related income tax effects of these changes:

The 2011 full year results when compared to 2010 were the following:
•           Revenue of $54.2B* was up 24% from $43.6B
•           Gross Margin of 63.6%* was down 1.9 points, from 65.5%*
•           Operating income of $18.4B* was up 18% from $15.7B*
•           Net income of $13.7B* was up 19% from $11.5B*
•           Earnings per share of $2.53* was up 25% from $2.02*

The fourth quarter results when compared to the fourth quarter from a year ago were the following:
•           Revenue of $13.9B* was up 22% from $11.5B
•           Gross Margin of 65.5%* was up 0.7 point, from 64.8%*
•           Operating income of $4.8B* was up 20% from $4.0B*
•           Net income of $3.5B* was up 11% from $3.2B
•           Earnings per share of $0.68* was up 21% from $0.56

Except as otherwise noted, the remainder of this document presents results and comparables on a GAAP basis.

Fourth Quarter 2011

Revenue
Revenue of $13.9B was down 2% sequentially and up 21% from a year ago. Platform** average selling prices were flat when compared to the third quarter.  Inventory levels across the supply chain are historically lean as customers manage through hard disk drive shortages.

Intel Architecture Group fourth quarter revenue of $12.9B was down 3% sequentially and up 16% year over year:
·	The PC Client Group had revenue of $9.0B, down 4% from the third quarter. Year over year, PC Client Group revenue was up 17%.
·	The Data Center Group had revenue of $2.7B, up 8% from the third quarter. Year over year, Data Center Group revenue was up 8%.
·
The other Intel architecture group had revenue of $1.1B, down 20% from the third quarter. Year over year, the other Intel architecture group’s revenue was up 35%. Intel Mobile Communications (IMC), formerly the Infineon wireless division, contributed $508M to the fourth quarter 2011 revenue.

·
Intel® Atom™ microarchitecture revenue, including microprocessors and associated chipsets, was $167M, down 38% from the third quarter and down 57% from the fourth quarter of 2010. Intel® Atom microarchitecture revenue is down as a result of lower demand for netbooks.

The Software and Services Group had revenue of $578M, up 7% from the third quarter. Year over year, the Software and Services Group revenue was up 671%. McAfee, Inc. contributed $478M to the fourth quarter 2011 revenue.

*Non-GAAP financial measure. See the explanation of non-GAAP measures and the reconciliation to the most directly comparable GAAP financial measure on pages 10-12
**CPU and chipset, excluding Intel®Atom™ microprocessors and chipsets

Gross Margin
Gross margin dollars were $9.0B, flat compared to the third quarter.  Gross margin of 64.5% was 1.1 points higher than the third quarter and in line with expectations when compared to the midpoint of the revised Outlook provided on December 12th.

Gross Margin Reconciliation: Q3’11 to Q4’11(63.4% to 64.5%, up 1.1 points)
[note: point attributions are approximate]
·	+ 1.5 points:	Lower manufacturing costs (platform** unit costs + other cost of sales)
·	- 0.5 point:	Higher platform** reserves

Gross Margin Reconciliation: Original Q4’11 Outlook provided in October to Q4’11 (65% +/- couple points to 64.5%, down 0.5 point)
[note: point attributions are approximate]
·	- 0.5 point:	Lower platform** volume
·	- 0.5 point:	Higher platform** reserves
·	+ 0.5 point:	Lower manufacturing costs (platform** unit costs + other cost of sales)

Gross Margin Reconciliation: Q4’11 Revised Outlook provided on December 12th  to Q4’11 (64.5% +/- couple points to 64.5%, in line with expectations)

Gross Margin Reconciliation: Q4’10 to Q4’11(64.6% to 64.5%, down 0.1 point)
When comparing to the fourth quarter from a year ago gross margin was approximately flat. No Cougar Point impact and an improving platform** business were offset by acquisition related impacts, and higher factory start up costs as we ramp 22nm into production.

Spending
Spending for R&D and MG&A was $4.3B, up 3% from the third quarter and in line with the Outlook provided in October. The increase from the third quarter is driven by increased research and development, partially offset by lower marketing investment. R&D and MG&A as a percentage of revenue was 30.8%, up from the third quarter.  Depreciation was $1.3B, lower than our Outlook of $1.4B.

Amortization of acquisition related intangibles was $72M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net loss of $12M, lower than the $107M gain in the third quarter and better than our Outlook of a $30M net loss. Relative to the third quarter, the fourth quarter was lower due to lower gains on the sale of equity securities and an increase in interest expense as a result of the third quarter debt issuance of $5.0B, partially offset by lower equity investment losses and impairments.

The provision for taxes in the fourth quarter was at a 26.7% tax rate, down from our forecast of 28% on higher profits coming from lower tax jurisdictions.

**CPU and chipset, excluding Intel®Atom™ microprocessors and chipsets

Balance Sheet and Cash Flow Items
Cash flow from operations in the fourth quarter was approximately $6.6B. On the balance sheet, total cash investments^^ ended the quarter at $14.8B, down $0.4B from the third quarter.  During the fourth quarter, we paid approximately $1.1B in dividends, purchased $2.8B in capital assets, and repurchased $4.1B in stock. Total inventories were up $137M, with the increase driven by the qualification for sale of Ivy Bridge, partially offset by the reduction in inventory on older generation products.

Other Items
The total number of employees was up approximately flat from the third quarter at 100K.

Diluted shares outstanding decreased by 98M shares from the third quarter to 5.2B shares driven by third quarter and fourth quarter share repurchases, partially offset by option exercises and an increase in our average stock price. Diluted shares outstanding decreased by 456M shares from the fourth quarter a year ago. Diluted shares outstanding is calculated based on a weighted average of shares outstanding during the quarter. As a result, a portion of the $4.0B of third quarter share repurchases and a portion of the $4.1B of the fourth quarter share repurchases are reflected in our fourth quarter weighting for diluted shares outstanding. The full impact of our fourth quarter repurchases will be included in our first quarter 2012 diluted shares outstanding. The total outstanding buyback authorization was $10.1B leaving the fourth quarter.

Full Year 2011

Revenue
Revenue of $54.0B was up 24% from a year ago. 2011 saw strong double digit unit growth in the emerging markets with China becoming the number one PC consumption market in the world and also strong unit growth from the enterprise market segment. We also saw double digit unit growth in our data center business in 2011. Platform** average selling prices were up compared to 2010 as customers took a richer mix across our client and server product lines. In addition, we closed on two large acquisitions in 2011 which also contributed to our growth.

Intel Architecture group 2011 revenue of $50.5B was up 20% year over year:
·	The PC Client Group had revenue of $35.4B, up 17% year over year.
·	The Data Center Group had revenue of $10.1B, up 17% from 2010.
·	The other Intel architecture group had revenue of $5.0B, up 64% year over year. Intel Mobile Communications (IMC), formerly the Infineon wireless division, contributed $2.1B to 2011 revenue.
·
Intel® Atom™ microarchitecture revenue, including microprocessors and associated chipsets, was $1.2B, down 25% from 2010, with netbook volume down significantly offset partially by other Intel® Atom microarchitecture based businesses.

The Software and Services Group 2011 revenue of $1.9B was up 608% year over year.  The acquisition of McAfee, Inc. contributed $1.5B to 2011 revenue.

Gross Margin
Gross margin dollars were $33.8B, up $5.3B from 2010.  Gross margin of 62.5% was 2.8 points lower than 2010. The decline in gross margin was primarily driven by the increase in start up costs associated with 22nm factories, the impact of acquisitions, partially offset by growth in our platform** business.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets
**CPU and chipset, excluding Intel®Atom™ microprocessors and chipsets

Spending
Spending for R&D and MG&A was $16.0B, up 24% from 2010. Over half of the spending increase was driven by acquisitions. R&D and MG&A as a percentage of revenue was 29.7%, approximately flat from 2010.

R&D spending was $8.3B, up 27% from 2010.

MG&A spending was $7.7B, up 22% from 2010.

Depreciation was $5.1B, up from $4.4B in 2010.

Amortization of acquisition related intangibles was $260M, up from $18M in 2010.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $304M, lower than the $457M gain in 2010.

The effective tax rate for 2011 was 27.2%, down from 28.6% in 2010 on higher profits coming from lower tax jurisdictions.

Balance Sheet and Cash Flow Items
Cash flow from operations in 2011 was approximately $21.0B. On the balance sheet, total cash investments^^ ended the quarter at $14.8B, down $6.7B from 2010. During 2011, we spent $8.7B on acquisitions, paid approximately $4.1B in dividends, purchased $10.8B in capital assets, repurchased $14.1B in stock, and issued $5.0B in debt. Total inventories were up approximately $300M from a year ago.

Other Items
We added approximately 17.7K employees in 2011, with over half coming from acquisitions, bringing the total number of employees to approximately 100K.

Q1 2012 Outlook

The Outlook for the first quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after January 19th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $12.8B, plus or minus $500M in the first quarter. The midpoint of this range is down 8% from the fourth quarter. This decline is slightly more than the average seasonal decline as we expect the shortage of hard disk drives to continue to impact our business in the first quarter.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Gross Margin
Gross margin in the first quarter is expected to be 63%, plus or minus a couple points, down 1.5 points from the fourth quarter.

Gross Margin Reconciliation: Q4’11 to Q1’12 Outlook (64.5% to 63% +/- a couple points)
[note: point attributions are approximate]
·	- 2.0 points: Higher platform** unit cost
·	- 1.0 point: Lower platform** volume
·	+ 1.0 point: Lower start up costs
·	+ 0.5 point: Miscellaneous

On a Non-GAAP basis, excluding the amortization of acquisition-related intangibles, Q1’12 gross margin is forecasted to be approximately 64% +/- a couple points.

Spending
Spending for R&D and MG&A in the first quarter is expected to be approximately $4.4B, up from $4.3B in the fourth quarter, primarily driven by increased research and development investment.

Depreciation is forecasted to be approximately $1.5B, up from the fourth quarter.

Amortization of acquisition-related intangibles is forecasted to be approximately $75M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be approximately zero, compared to a net loss of $12M in the fourth quarter.

2012 Outlook

The Outlook for full year 2012 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after January 19th.

Revenue
Revenue for the year is expected to grow in the high single digits.

Gross Margin
Gross margin for the year is expected to be 64%, plus or minus a few points, up 1.5 points from 2011.

Gross Margin Reconciliation: 2011 to 2012 Outlook (62.5% to 64% +/- a few points)
[note: point attributions are approximate]
·	+ 1.5 points: Lower start up costs
·	+ 1.0 point: No Cougar Point impact
·	+ 0.5 point: Higher platform** revenue
·	- 1.0 point: Higher platform** unit cost
·	- 0.5 point: Miscellaneous

**CPU and chipset, excluding Intel®Atom™ microprocessors and chipsets

On a Non-GAAP basis, excluding the amortization of acquisition-related intangibles, 2012 gross margin is forecasted to be approximately 65% +/- a few points.

Spending
Spending for R&D and MG&A for the year is expected to be $18.3B, plus or minus $200M, 14% higher than 2011 due primarily to an increase in R&D investments.

R&D spending is expected to be approximately $10.1B, up 21% from 2011.

MG&A is expected to be approximately $8.2B, up 7% from 2011.

Amortization of acquisition-related intangibles is forecasted to be approximately $300M.

Depreciation is forecasted to be approximately $6.5B +/- $100M.

Other Income Statement Items
The tax rate for 2012 is expected to be 29%. The tax rate assumes that the R&D tax credit, which would reduce the rate by approximately 1 point, is not extended in 2012.

Balance Sheet and Cash Flow Items
Capital spending for 2012 is forecasted to be $12.5B plus or minus $400M, $1.7B higher than 2011. The increase in capital spending is primarily driven by higher factory construction spending as we put in place 14nm manufacturing capacity. The forecast also includes approximately $300M capitalization of interest on debt.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.
·
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including supply constraints and other disruptions affecting customers; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

·
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

·
Intel is in the process of transitioning to its next generation of products on 22nm process technology, and there could be execution and timing issues associated with these changes, including products defects and errata and lower than anticipated manufacturing yields.

·
The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; product mix and pricing; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

·
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

·
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

·
The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

·
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

·
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

·	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
·
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended Oct. 1, 2011.

INTEL CORPORATION
EXPLANATION OF NON-GAAP MEASURES

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain expenses related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for period to period comparisons in our budget, planning and evaluation processes, and to show the reader how our performance compares to other periods. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Deferred revenue write-down and associated costs: Business combination accounting principles require us to write down to fair values the software license updates; software product and hardware systems support contracts; product support contracts and hardware systems support contracts assumed in our acquisitions. The revenue for these support contracts is deferred and typically recognized over the contract period, so our GAAP revenues for the contract period after the acquisition does not reflect the full amount of  revenues that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustments eliminate the effect of the deferred revenue write-down and include the costs associated with the revenue adjustment. We believe these adjustments to the revenue from these support contracts and to the associated costs are useful to investors as an additional means to reflect revenue trends of our business.

Amortization of acquisition-related intangible assets:  Amortization of acquisition-related intangible assets consists of amortization of developed technology, trade names, and customer relationships acquired in connection with business combinations. We record charges relating to the amortization of these intangibles in our GAAP financial statements. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. Consequently, our non-GAAP adjustments exclude these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

Inventory valuation adjustment:  Business combination accounting principles require us to measure acquired inventory at fair value.  The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles.  We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to comparable GAAP measures, the ways management uses these non-GAAP measures, and the reasons why management believes these non-GAAP measures provide useful information for investors.

	(In millions, except per share amounts)
	Three Months Ended
	Dec. 31,	Dec. 25,	Dec. 31,	Dec. 25,
	2011	2010	2011	2010

GAAP NET REVENUE	$13,887	$11,457	$53,999	$43,623
Adjustment for deferred revenue write-down	35	-	204	-
NON-GAAP NET REVENUE	$13,922	$11,457	$54,203	$43,623

GAAP GROSS MARGIN	$8,952	$7,406	$33,757	$28,491
Adjustment for:
Deferred revenue write-down and associated costs	32	-	190	-
Amortization of acquisition-related intangibles	137	17	482	65
Inventory valuation	-	-	33	-
NON-GAAP GROSS MARGIN	$9,121	$7,423	$34,462	$28,556

GAAP GROSS MARGIN PERCENTAGE	64.5%	64.6%	62.5%	65.3%
Adjustment for:
Deferred revenue write-down and associated costs	-	-	0.1%	-
Amortization of acquisition-related intangibles	1.0%	0.2%	0.9%	0.2%
Inventory valuation	-	-	0.1%	-
NON-GAAP GROSS MARGIN PERCENTAGE	65.5%	64.8%	63.6%	65.5%

GAAP OPERATING INCOME	$4,599	$4,023	$17,477	$15,588
Adjustment for:
Deferred revenue write-down and associated costs	32	-	190	-
Amortization of acquisition-related intangibles	209	24	742	83
Inventory valuation	-	-	33	-
NON-GAAP OPERATING INCOME	$4,840	$4,047	$18,442	$15,671

GAAP NET INCOME	$3,360	$3,180	$12,942	$11,464
Adjustment for:
Deferred revenue write-down and associated costs	32	-	190	-
Amortization of acquisition-related intangibles	209	24	742	83
Inventory valuation	-	-	33	-
Income tax effect	(56)	(8)	(215)	(29)
NON-GAAP NET INCOME	$3,545	$3,196	$13,692	$11,518

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.64	$0.56	$2.39	$2.01
Adjustment for:
Deferred revenue write-down and associated costs	0.01	-	0.03	-
Amortization of acquisition-related intangibles	0.04	-	0.14	0.01
Inventory valuation	-	-	0.01	-
Income tax effect	(0.01)	-	(0.04)	-
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$0.68	$0.56	$2.53	$2.02

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the financial outlook prepared in accordance with GAAP and the reconciliations from this outlook should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustment made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Q1 2012 Outlook			2012 Outlook
GAAP GROSS MARGIN PERCENTAGE	63%	+/- a couple percentage points	64%	+/- a few percentage points
Adjustment for amortization of acquisition-related intangibles	1%		1%
NON-GAAP GROSS MARGIN PERCENTAGE	64%	+/- a couple percentage points	65%	+/- a few percentage points